TELS CORPORATION
                                ----------------

                                   Exhibit 21

                            Wholly-Owned Subsidiaries



Name                             State of Incorporation                  Business Name
----                             ----------------------                  -------------

TEL electronics, inc.                      Utah                          TEL electronics, inc.
MICROMEGA CORPORATION                      Utah                          MICROMEGA
MedTech, Inc.                              Utah                          MedTech, Inc.
D. J. GunTEL, Inc.                         Utah                          Micro Station or
                                                                             Computer Express
HTI (or Hash Tech, Inc.)                   Utah                          HTI,Inc.
















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